EX99.1

ASV Stockholders Approve Acquisition By Yanmar

ASV Press Release 9/4/2019

GRAND RAPIDS, Minn. — ASV Holdings, Inc. (“ASV” or the “Company”) (NASDAQ: ASV), a leading provider of rubber-tracked compact track loaders and wheeled skid steer loaders in the compact construction equipment market, announced that at a special meeting of stockholders held earlier today, ASV’s stockholders voted to adopt the merger agreement pursuant to which ASV will be acquired by Yanmar America Corporation in an all-cash transaction, which was first announced on June 27, 2019.

7,998,119 shares were voted in favor of the proposal to adopt the merger agreement, representing approximately 80.7% of the outstanding shares of ASV’s common stock entitled to vote at the special meeting and approximately 99.9% of the shares voted at the special meeting. ASV will file the final voting results with the Securities and Exchange Commission on a Current Report on Form 8-K.

Under the terms of the merger agreement, each share of ASV common stock will be converted into the right to receive $7.05 in cash, without interest. The transaction is expected to close on September 11, 2019, subject to customary closing conditions. Upon the closing of the transaction, ASV common stock will be de-listed from the Nasdaq Capital Market.

About ASV Holdings, Inc.

ASV Holdings, Inc. is a designer and manufacturer of compact construction equipment. Its patented Posi-Track rubber tracked, multi-level suspension undercarriage system provides a competitive market differentiator for its Compact Track Loader (CTL) product line with brand attributes of power, performance and serviceability. Its wheeled Skid Steer Loaders (SSLs) also share the common brand attributes. Equipment is sold through an independent dealer network throughout North America, Australia, and New Zealand. The Company also sells OEM equipment and aftermarket parts. ASV owns and operates a 238,000 square-foot production facility in Grand Rapids, MN.

About Yanmar

With beginnings in Osaka, Japan, in 1912, Yanmar was the first to succeed in making a compact diesel engine of a practical size in 1933. Then, with industrial diesel engines as the cornerstone of its enterprise, Yanmar has continued to expand its product range, services, and expertise to deliver total solutions as an industrial equipment manufacturer. As a provider of small and large engines, agricultural machinery and facilities, construction equipment, energy systems, marine equipment, machine tools, and components, Yanmar’s global business operations span seven domains.

On land, at sea, and in the city, Yanmar’s mission of “providing sustainable solutions focused on the challenges customers face, in food production and harnessing power, thereby enriching people's lives for all our tomorrows” is a testament to Yanmar's determination to provide us with “A Sustainable Future.”

For more details, please visit the official website of Yanmar Co., Ltd.: https://www.yanmar.com/global/about/

Forward-Looking Statements

This release contains forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intends” or “continue,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. Forward-looking statements in this release include, without limitation: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect ASV’s business and the price of the common stock of ASV, (ii) the failure to satisfy the conditions to the consummation of the transaction, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the effect of the announcement or pendency of the transaction on ASV’s business relationships, operating results, and business generally, (v) risks that the proposed transaction disrupts current plans and operations of ASV and potential difficulties in ASV employee retention as a result of the transaction, (vi) risks related to diverting management’s attention from ASV’s ongoing business operations, and (vii) the outcome of any legal proceedings that may be instituted against ASV or Yanmar related to the merger agreement or the transaction. Our actual results may differ from information contained in these forward looking-statements for many reasons, including those described in the section entitled “Risk Factors” in our Form 10-K for the year ended December 31, 2018 and Form 10-Q for the quarter ended June 30, 2019, which are available on our EDGAR page at www.sec.gov. These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of  activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, after the date of this release, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise.

View source version on businesswire.com: https://www.businesswire.com/news/home/20190627005265/en/

Investor Contacts:

At Darrow Associates, Inc.

Peter Seltzberg, Managing Director, Investor Relations

(516) 419-9915

pseltzberg@darrowir.com

At ASV Holdings, Inc.

Andrew Rooke, Chief Executive Officer

(218) 327-5389

Andrew.rooke@asvi.com

Source: ASV Holdings, Inc.